Exhibit 10.2

AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (hereinafter “Agreement” or “Agreement and General Release”) is made by and between Momenta Pharmaceuticals, Inc. (“Momenta” or the “Company”) and Matthew Ottmer (“Mr. Ottmer” or “Employee”). In order to resolve all matters relating to Mr. Ottmer’s employment, including but not limited to issues relating to the cessation of Mr. Ottmer’s employment, Momenta and Mr. Ottmer (collectively referred to as “the Parties”), voluntarily agree that:

1.    Last Day of Employment. Mr. Ottmer’s last day of employment with Momenta will be May 1, 2017, referred to as the “date of termination.” Payment of all salary will cease as of Mr. Ottmer's last day of employment, as will his right to participate in Momenta benefit programs unless otherwise permitted by law or provided for in this Agreement. Payment of all final pay for time worked through May 1, 2017, and payment for all accrued but unused vacation time that Mr. Ottmer may have, less applicable deductions, will be made on May 1, 2017.

2.    Consideration. In consideration for Mr. Ottmer signing this Agreement and General Release, and complying with its terms, Momenta agrees in accordance with and pursuant to Mr. Ottmer’s Employment Agreement, dated as of December 7, 2015 (the “Employment Agreement”) to provide the following separation benefits:

a.Four hundred sixty three thousand five hundred dollars ($463,500.00), representing an amount equal to twelve (12) months of Mr. Ottmer’s gross base salary as of the date of termination, less lawful deductions, to be paid in equal ratable installments in accordance with the Company’s regular payroll practices over the twelve (12) month period beginning on the next payroll date following the 60th day after the date of termination;

b.Two Hundred Fifty Two Thousand Two Hundred Eighty One Dollars ($252,281.00), less lawful deductions, representing the annual discretionary target bonus for Mr. Ottmer for fiscal year 2017, to be paid in one lump sum on the next payroll date following the 60th day after the date of termination;

c.if Mr. Ottmer is eligible for and timely elects to continue his medical and/or dental health insurance coverage pursuant to COBRA, the Company shall continue to contribute, until the earlier of twelve (12) months following the date of termination or the date on which Mr. Ottmer becomes eligible to receive group medical and/or dental insurance coverage through a new employer (the “Contribution Period”), toward the cost of Mr. Ottmer’s COBRA premiums the same amount that it pays on behalf of active and similarly situated employees receiving the same type of coverage. The remaining balance of any premium costs, and all premium costs after the Contribution Period, shall be paid by Mr. Ottmer on a monthly basis. After the Contribution Period, Mr. Ottmer may continue receiving coverage under COBRA at his own cost if and to the extent that he remains eligible for COBRA continuation. Mr. Ottmer agrees that he shall notify the Company in writing immediately following the date on which he becomes eligible for group medical and/or dental insurance coverage through another employer;

d.the Company shall continue to provide benefits to Mr. Ottmer in accordance with any applicable life insurance, accident and/or disability plans under which he was eligible as of the date of termination consistent with such benefits as may be provided to active and similarly situated employees covered by such plans, until the earlier of (i) twelve (12) months following the date of termination or (ii the date on which Mr. Ottmer becomes eligible to receive substantially comparable coverage through a new employer (the “Extended Benefits Period”); provided, however, that if such plans do not permit continued coverage of Mr. Ottmer following the date of termination, the Company shall instead reimburse Mr. Ottmer for the reasonable cost of purchasing substantially comparable coverage during the Extended Benefits Period. Mr. Ottmer agrees that he shall notify the Company in writing immediately following the date on which he becomes eligible for life insurance, accident and/or disability coverage through a new employer. The benefits provided and/or payments made under this subsection shall be in installments in accordance with the Company’s regular payroll practices, beginning with the payroll date following the 60th day after the date of termination; and

e.Mr. Ottmer shall be entitled to continued vesting of any unvested stock options and any future stock option grants awarded to him after the date of this Agreement (collectively, the “Outstanding Stock Options”) for a period of twelve (12) months from the date of termination (the "Extended Vesting Date"), subject to the terms of the applicable plan/stock option grant/award, and the right to exercise any Outstanding Stock Options shall terminate on the earlier of three months after the Extended Vesting Date and the original expiration date of the

Outstanding Stock Option (assuming no termination of employment occurred). Mr. Ottmer shall also be entitled to immediate vesting, on the date of termination, of any restricted stock awards with underlying shares that vest solely through the passage of time (i.e., service-based vesting) and not upon the achievement of specified conditions or milestones (i.e., performance-based vesting), including any future restricted stock awards granted to Mr. Ottmer after the date of this Agreement that contain service-based vesting provisions (collectively, "Outstanding Restricted Stock Awards"), in each case that would have vested during the period of twelve (12) months from the date of termination. A schedule identifying the options that will continue to vest, as well as the restricted stock that will continue to vest and the extended exercise period, is attached as Exhibit 1. For the avoidance of doubt, (a) the following stock options shall continue to vest: the stock options granted in two tranches on December 10, 2015 and in a tranche dated February 7, 2017; (b) the following shares of service-based restricted stock that would vest due to the passage of time in the next twelve (12) months from the date of termination shall immediately vest upon the date of termination in accordance with its terms; the restricted stock with a grant date of February 7, 2017; and (c) the following performance shares shall expire unvested upon termination of employment in accordance with its terms: the performance shares with a grant date of April 13, 2016. Mr. Ottmer shall have no further rights with respect to any Outstanding Restricted Stock Awards that remain unvested after taking into account the previous two sentences.

f.    The Company agrees to provide Employee outplacement services through Essex Partners, at the Company’s sole expense and at no expense to the Employee, in an amount to be determined by the Company in its sole discretion.
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3.    No Consideration Absent Execution of this Agreement. Mr. Ottmer understands and agrees that he would not receive the monies and/or benefits specified in paragraph “2” above, except for his signing of this Agreement and the fulfillment of the promises contained herein.

4.    General Release, Claims Not Released and Related Provisions. In exchange for the promises made by the Company in this Agreement and in the Employment Agreement dated December 7, 2015, Mr. Ottmer agrees:

a.General Release of All Claims. Mr. Ottmer on behalf of himself, his heirs, executors, representatives, agents, insurers, administrators, successors and assigns knowingly and voluntarily and to the maximum extent permitted by law releases and forever discharges, Momenta Pharmaceuticals, Inc., any and all past, present or future companies, parent companies, partners, divisions, subsidiaries, affiliates, trustees, corporations under common control or ownership, business partners, and each of its and their current and former officers, directors, insurers, shareholders, officers, members, attorneys, insurers, agents and current/former employees, and each of their predecessors, successors, and assigns, and all related persons, individually and in their corporate capacities, and their employee benefit plans and programs and their administrators and fiduciaries (all individually and collectively referred to throughout the remainder of this Agreement as “the Released Parties”) of and from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, known and unknown, asserted or unasserted, that Mr. Ottmer has, had or may have against the Released Parties (whether individually or collectively) as of the date Mr. Ottmer signs this Agreement, including, but not limited to (i) any claims under any federal, state, local or foreign law arising out of, or in any way related to Mr. Ottmer’s employment, benefits, employment and end of employment with Momenta, and all claims arising under Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; The Civil Rights Act of 1991; The Age Discrimination In Employment Act, as amended (“ADEA”); The Older Workers Benefit Protection Act; The Genetic Information Nondiscrimination Act of 2008 (“GINA”), The Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any vested benefits under any tax qualified benefit plan); The Immigration Reform and Control Act; The Americans with Disabilities Act of 1990; The Family and Medical Leave Act; The Equal Pay Act, as amended; The Worker Adjustment and Retraining Notification Act, as amended; The Uniform Services Employment and Reemployment Rights Act, as amended; The Massachusetts Law Against Discrimination/Fair Employment Practices Act, G.L. c. 151B; The Massachusetts Parental Leave Law; The Massachusetts Privacy Statute, G.L. c. 214, § 1B; The Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; The Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; The Massachusetts Consumer Protection Act, G.L. c. 93A; The Massachusetts Civil Rights Act, G.L. c. 12, § 11; The Massachusetts paid sick leave law; The Massachusetts Equal Rights Act, G.L. c. 93; The Massachusetts Equal Pay law; any and all Massachusetts whistleblower protection laws; all other Massachusetts wage and hour laws; (ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for bonuses, commissions, stock grants, stock option grants, or any claims for incentive compensation of any type (but not including any claims for compensation or benefits as provided for in this Agreement above), whether under common law or Momenta policy or contract, and any other federal, state or local human rights, civil rights, wage-hour, whistleblower, pension or labor laws, rules and/or regulations, public policy; (iii) any claim for breach of contract, contract or tort laws; (iv) any claim arising under common law, such as claims for malicious prosecution, misrepresentation, defamation, false imprisonment, libel, slander, invasion of privacy, negligence, claims based on theories of strict liability or respondeat superior, infliction of emotional distress, or otherwise; (v) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical fees or expenses, costs and disbursements; or (vi) any other action or grievance against the Released Parties based upon any conduct, up to and including the date of the Agreement, and shall not, from any source or proceeding, seek or accept any additional award or settlement therefrom.
b.Claims Not Released. Mr. Ottmer is not waiving any rights he may have to: (a) his own vested accrued employee benefits under Momenta’s health, welfare, or retirement benefit plans as of the Separation Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.
c.Governmental Agencies. Nothing in this Agreement prohibits or prevents Mr. Ottmer from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before any federal, state, or local government agency. However, to the maximum extent permitted by law, Mr. Ottmer agrees that if such an administrative claim is made, he shall not be entitled to recover any individual monetary relief or other individual remedies.

d.    That the provisions of Sections 8-10 of the Employment Agreement signed by Mr. Ottmer and dated December 5, 2015 remain in full force and effect following the date of termination and are incorporated herein by reference, and Mr. Ottmer reaffirms his obligations under Sections 8-10 of that Employment Agreement. Mr. Ottmer further acknowledges and agrees that to the extent he signed a separate Employee Nondisclosure, Noncompetition and Assignment of Developments Agreement dated December 7, 2015, the provisions of that agreement remain in full force and effect and that he remains bound by that agreement, the terms of which are incorporated herein by reference.

5.    Acknowledgments and Affirmations.

Mr. Ottmer affirms that he has not filed, caused to be filed, or presently is a party to any claim against Momenta, Inc. or the Released Parties. Mr. Ottmer also affirms that he has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled, except for those contemplated by this Agreement. Mr. Ottmer further acknowledges and agrees that by signing this Agreement and General Release, he shall not be eligible to receive any bonuses or other incentive or discretionary compensation except as specifically provided under paragraph “2” above. Mr. Ottmer affirms that he has been granted any leave to which he was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws. Mr. Ottmer further affirms that he has no known workplace injuries or occupational diseases.

By signing this Agreement, Mr. Ottmer affirms that he has not divulged any proprietary or confidential information of Momenta and will, to the maximum extent permitted by law, continue to maintain the confidentiality of such information consistent with Momenta’s policies and/or common law.

Mr. Ottmer further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Momenta or its officers, including any allegations of corporate fraud. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Mr. Ottmer agrees that, as set forth above, if such an administrative claim is made, Mr. Ottmer shall not be entitled to recover any individual monetary relief or other individual remedies.

Mr. Ottmer agrees that to the maximum extent permitted by law, he shall not make any statement, whether written or oral, that is willfully disparaging of the Company, the members of its Board of Directors, and its senior management team. The Company agrees that it shall instruct its senior management team with knowledge of this Agreement and members of its Board of Directors not to make any statement that is willfully disparaging of Mr. Ottmer. Nothing in this paragraph shall prohibit or limit the ability of the Parties (and in the case of the Company, its current and former employees and members of its Board of Directors) from testifying truthfully (including opinion testimony) in any legal proceeding, and/or in response to a valid subpoena issued in connection with a legitimate Court or administrative proceeding, including but not limited to depositions.

6. Confidentiality and Return of Property. In addition to and notwithstanding the terms of the Employee Nondisclosure, Noncompetition and Assignment of Intellectual Property Agreement, Mr. Ottmer agrees that to the maximum extent permitted by law, he shall not disclose to any other person or entity (including but not limited to social networking web sites and/or members of the press/media), any information regarding the underlying facts leading up to or the existence or substance of this Agreement , except to his spouse/significant other, tax advisor, and/or an attorney with whom he chooses to consult regarding his consideration of this Agreement and General Release, or to enforce any provision of this Agreement or as otherwise permitted by law.

Mr. Ottmer affirms that he will return/has returned all of Momenta’s property, documents, and/or any confidential information in his possession or control.

7.    Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provision. In the event of a breach of any provision of this Agreement and General Release, either party may institute an action specifically to enforce any term or terms of this Agreement and General Release and/or to seek any damages for breach. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. The Company and Mr. Ottmer each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

8.	Section 409A.
8.1
(a)Although the Company does not guarantee the tax treatment of any payments under the Agreement, the intent of the Company is that the payments and benefits under this Agreement be exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Section 409A”) and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Mr. Ottmer by Section 409A or damages for failing to comply with Section 409A.

(b)It is intended that each installment of the payments and benefits provided under section 2 above shall be treated as a separate "payment" for purposes of Section 409A;
(c)If, as of the date of the "separation from service" of the Employee from the Company within the meaning of Section 409A, the Employee is a "specified employee" (within the meaning of Section 409A), then:
(i)Each installment of the payments and benefits due under Section 2 above that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time and in the manner set forth in the Agreement; and

(ii)Each installment of the payments and benefits due under Section 2 above that is not described in Section 8.1(c)(i) and that would, absent this subsection, be paid within the six-month period following the "separation from service" of the Employee from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Employee's death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Employee's separation from\ service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Employee's second taxable year following the Employee's taxable year in which the separation from service occurs.
8.2    The determination of whether and when a separation from service has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).
8.3    All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

9.    Nonadmission of Wrongdoing. The Parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by the Released Parties of wrongdoing or evidence of any liability or unlawful conduct of any kind.

10.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.
11.    Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties, except to the extent such agreements/understandings are incorporated in whole or in part by reference or otherwise adopted by this Agreement. Mr. Ottmer acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement and General Release.
MATTHEW OTTMER IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT AND GENERAL RELEASE. MR. OTTMER IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND GENERAL RELEASE. IN ORDER TO RECEIVE THE PROMISES AND BENEFITS AND PAYMENTS UNDER SECTION 2 OF THIS AGREEMENT, MR. OTTMER MUST ACCEPT THIS AGREEMENT BY SIGNING THIS AGREEMENT (AND NOT THEREAFTER REVOKING HIS ACCEPTANCE) WITHIN THAT TWENTY-ONE CALENDAR DAY PERIOD.

MR. OTTMER MAY REVOKE THIS AGREEMENT AND GENERAL RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS AGREEMENT AND GENERAL RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO BRUCE A. LEICHER, SENIOR VICE PRESIDENT AND GENERAL COUNSEL, MOMENTA PHARMACEUTICALS, INC., 675 WEST KENDALL STREET, COMBRIDGE, MA 02142 AND STATE, "I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE." THE REVOCATION MUST BE PERSONALLY DELIVERED TO MR. LEICHER OR HIS DESIGNEE, OR MAILED TO MR. LEICHER AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER MR. OTTMER SIGNS THIS AGREEMENT AND GENERAL RELEASE.

MR. OTTMER AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

MR. OTTMER FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE RELEASED PARTIES, AS DEFINED ABOVE, WHETHER INDIVIDIUALLY OR COLLECTIVELY.

The Parties knowingly and voluntarily sign this Agreement and General Release as of the date(s) set forth below:

MOMENTA PHARMACEUTICALS, INC.

By: /s/ Matt Ottmer	By: /s/ Craig A. Wheeler
MATTHEW OTTMER	Print Name: Craig A. Wheeler
Date: May 4, 2017	Print Title: President & CEO
Date: May 4, 2017

EXHIBIT 1

MOMENTA PHARMACEUTICALS INC.			PERSONNEL SUMMARY								Page:	1
			AS OF 05/01/2017								File:	Persnl
											Date:	05/01/2017
			Report Type: All								Time:	10:12:18AM
			Dividends : Yes
			Dividend Details : No
			Status: Active

Name	ID	Grant Number	Grant Date	Plan/Type	Shares	Price	Exercised/Released	Vested	Cancelled	Unvested	Outstanding/ Unreleased	Exercisable/ Releasable

Ottmer, Matthew	000618	EE150304	12/10/2015	13SI/ISO	24,736	$16.17	0	7,730	0	17,006	24,736	7,730
		EE170012	02/07/2017	13SI/ISO	8,305	$18.85	0	0	0	8,305	8,305	0

		Grant Type:			33,041		0	7,730	0	25,311	33,041	7,730

Ottmer, Matthew	000618	EE150305	12/10/2015	13SI/NQ	150,264	$16.17	0	46,958	0	103,306	150,264	46,958
		EE170013	02/07/2017	13SI/NQ	39,695	$18.85	0	0	0	39,695	39,695	0

		Grant Type:			189,959		0	46,958	0	143,001	189,959	46,958

Ottmer, Matthew	000618	PS160181	04/13/2016	13SI/PSA	75,000	$0.00	0	0	0	75,000	75,000	0

		Grant Type:			75,000		0	0	0	75,000	75,000	0

Ottmer, Matthew	000618	RU170182	02/07/2017	13SI/RSU	24,000	$0.00	0	0	0	24,000	24,000	0

		Grant Type:			24,000		0	0	0	24,000	24,000	0

	Account: Ottmer, Matthew				322,000		0	54,688	0	267,312	322,000	54,688